Exhibit 107

Calculation of Filing Fee Tables

FORM S-3

EOS ENERGY ENTERPRISES, INC.

Table 1: Newly Registered and Carry Forward Securities

	Security Type	Security Class Title	Fee Calculation or Carry Forward Rule	Amount Registered		Proposed Maximum Offering Price Per Unit		Maximum Aggregate Offering Price	Fee Rate	Amount of Registration Fee	Carry Forward Form Type	Carry Forward File Number	Carry Forward Initial effective date	Filing Fee Previously Paid In Connection with Unsold Securities to be Carried Forward
Newly Registered Securities
Fees to Be Paid	Equity	Common Stock, par value $0.0001 per share	457(c)	19,601,980	(1)	$3.01	(5)	$59,001,959	$110.20 per million	$6,502.02
	Debt Convertible into Equity	26.5% Convertible Senior PIK Notes Due 2026	457(o)	$32,546,250	(2)	100%		$32,546,250	$110.20 per million	3,586.60
	Equity	Common stock, par value $0.0001 per share	457(i)	19,488,773	(3)	-	(4)	-	-	-
Fees Previously Paid
Carry Forward Securities
Carry Forward Securities
Total Offering Amounts										$91,548,209
Total Fees Previously Paid
Total Fee Offsets
Net Fee Due										$10,088.62

(1)	Represents 19,601,980 shares of common stock issuable upon exercise of the warrants sold to the Warrant Purchasers.
(2)	Represents the maximum aggregate principal amount of notes being registered for resale on a secondary basis by the Note Purchasers.
(3)	Represents the maximum number of shares of common stock underlying and issuable upon conversion of the 26.5% Convertible Senior PIK Notes Due 2026 registered for resale on a secondary basis hereby by the Note Purchasers at a conversion rate of 598.8024 shares of our common stock per $1,000 capitalized principal amount of 26.5% Convertible Senior PIK Notes Due 2026. Pursuant to Rule 416 under the Securities Act, the registrant is also registering for resale such indeterminate number of shares of common stock as may be issued from time to time upon conversion of the notes as a result of the anti-dilution provision thereof.
(4)	No additional consideration will be received upon conversion of such notes, and therefore, no registration fee is required pursuant to Rule 457(i) under the Securities Act.
(5)	Estimated solely for the purpose of calculating the amount of the registration fee pursuant to Rule 457(c) under the Securities Act, based on the average of the high and low prices of the common stock as reported on The Nasdaq Capital Market on June 12, 2023 of $3.01 per share.